CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of Diamond Portfolio Investment Trust and to the use of our report dated December 6, 2007 on the financial statements of Diamond Portfolio Large Cap Quality Growth Fund, a series of Diamond Portfolio Investment Trust. Such financial statements, consisting of the Statement of Assets and Liabilities as of December 6, 2007 and the Statement of Operations for the one day then ended, are included in the Statement of Additional Information.
TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
December 13, 2007